Exhibit 99

FOR IMMEDIATE RELEASE

Contact:

Rich Jeffers

678-942-7596

rjeffers@netbank.com

NetBank, Inc. Receives NASDAQ Notice of Non-Compliance

Company to request hearing before NASDAQ Listing Qualifications Panel

ATLANTA, (March 23, 2007) — NetBank, Inc. (NASDAQ: NTBK) today announced that on March 20, 2007, it received a staff determination notice from the NASDAQ Stock Market stating that the company’s common stock is subject to delisting. The notice, which was anticipated by the company in its current report on Form 8-K filed with the Securities and Exchange Commission on February 15, 2007, was issued in accordance with standard NASDAQ procedures as a result of the delayed filing of the company’s Annual Report on Form 10-K for the 2006 fiscal year (the “10-K”). Timely filing of periodic reports is a requirement for continued listing under NASDAQ Marketplace Rule 4310(c)(14).

Management will request a hearing before a NASDAQ Listing Qualifications Panel in which it will outline its plan for regaining compliance. There can be no assurance that the panel will grant the company’s request for continued listing. Pending a decision by the panel, NetBank shares will remain listed on the NASDAQ Global Market.

As previously reported, the company was unable to timely file its 10-K due to the delay in engaging a new independent auditor after its former independent auditor resigned effective November 9, 2006. On February 15, 2007, the company reported that it engaged Porter Keadle Moore, LLP (“PKM”) to replace Ernst & Young LLP as its independent auditor. The company currently believes that the 2006 audit, and related auditor attestation regarding the company’s internal control over financial reporting, will be completed in June 2007 and expects to file its 10-K with the SEC on or before June 30, 2007, although no assurance can be given.

About NetBank, Inc.

NetBank, Inc. (NASDAQ: NTBK) is a financial holding company that operates a family of businesses focused primarily on consumer and small business banking as well as conforming mortgage lending. The company’s businesses have a shared value proposition of providing consumers in select markets an attractive combination of price, service and experience through skilled associates and advanced technology systems. Retail brands include NetBank and Market Street Mortgage. For more information, please visit www.netbankinc.com.

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Forward-looking Statements: This press release contains forward-looking statements about the company’s belief that it will file its 10-K with the SEC on or before June 30, 2007 and whether the NASDAQ Listing Qualifications Panel will grant the company’s request for continued listing and management’s current expectations, plans, assumptions or estimates relating thereto which involve substantial risks and uncertainties. The company’s ability to file its 10-K on or before June 30, 2007 will depend primarily upon completion of the 2006 audit and related auditor attestation prior to June 30, 2007. Additional information relating to the factors that may impact such forward-looking statements is disclosed in the company’s filings with the SEC, including under the caption “Item 1A. Risks Factors” in its Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006, as well as Exhibit 99.2 to its Current Report on Form 8-K filed with the SEC on January 3, 2007. Except as required by the securities laws, the company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.